UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2018

SYNEOS HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)
001-36730	27-3403111
(Commission File Number)	(IRS Employer Identification No.)

3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604-1547

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 876-9300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensation Arrangements for Jason Meggs

On March 20, 2018, the Company and Jason Meggs, Executive Vice President and Interim Chief Financial Officer of Syneos Health, Inc., a Delaware corporation (the “Company”) entered into an amendment to his employment agreement that, among other things, (i) increased his annual base salary to $400,000, for so long as he holds the position of Interim Chief Financial Officer, (ii) increased his annual target bonus opportunity to 50% of his base salary, and (iii) provided him with an additional stipend equal to $2,000 per bi-weekly pay period for so long as he serves as Interim Chief Financial Officer, all effective as of January 28, 2018. The amendment also provided for an increase in Mr. Meggs’ cash severance payable upon the Company’s termination of his employment without cause to one times his base salary and target bonus amount, paid over 12 months, plus the value of six months of health care coverage.

The amendment also provides that Mr. Meggs’ February 15, 2018 restricted stock unit grant will also generally be subject to pro-rata vesting if the Company appoints a Chief Financial Officer other than Mr. Meggs and he is subsequently terminated without cause during such periods as specified in his amendment.

The Company intends to file a copy of Mr. Megg’s amendment as an exhibit to the Company’s next regularly scheduled quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNEOS HEALTH, INC.

Date: March 23, 2018	/s/ Purvesh Patel
	Name:	Purvesh Patel
	Title:	Interim General Counsel and Corporate Secretary